                    FILED PURSUANT TO RULE 424(B)(3) AND (C)
                             FILE NUMBER 333-94161

                PROSPECTUS SUPPLEMENT NO. 3 DATED MARCH 3, 2000
                      TO PROSPECTUS DATED JANUARY 26, 2000

                        INHALE THERAPEUTIC SYSTEMS, INC.
                                  $108,450,000
                                       OF
                   6 3/4% CONVERTIBLE SUBORDINATED DEBENTURES
                              DUE OCTOBER 13, 2006
                                      AND
                        3,388,268 SHARES OF COMMON STOCK
                   ISSUABLE UPON CONVERSION OF THE DEBENTURES

    This prospectus supplement supplements the prospectus dated January 26, 2000 of Inhale Therapeutic Systems, Inc. relating to the public offering and sale by selling security holders described below. This prospectus supplement contains information on ownership of principal amount of debentures beneficially owned and offered and shares of our common stock issuable upon conversion of the debentures. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

                            SELLING SECURITY HOLDERS

The table on pages 57, 58, 59 and 60 of the prospectus setting forth information concerning the selling security holders is amended by the addition of the following information to that table:

                                    PRINCIPAL AMOUNT      COMMON STOCK                       COMMON STOCK
                                     OF DEBENTURES        ISSUABLE UPON                       OWNED AFTER
                                   BENEFICIALLY OWNED   CONVERSION OF THE   COMMON STOCK   COMPLETION OF THE
SELLING SECURITY HOLDER              AND OFFERED(1)       DEBENTURES(1)      OFFERED(1)        OFFERING
-----------------------            ------------------   -----------------   ------------   -----------------
J.M. Hull Associates L.P.........       $500,000            15,621.34        15,621.34             --
Hull Overseas Ltd................       $500,000            15,621.34        15,621.34             --

------------------------

(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us in the information regarding their debentures.

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of debentures and the umber of shares of common stock into which the debentures are convertible may increase or decrease.